PROTECTIVE
INSURANCE CORPORATION

111 CONGRESSIONAL BLVD., SUITE 500 | CARMEL, IN 46032-5663
protectiveinsurance.com

Protective Insurance Corporation	May 6, 2021
Unaudited First Quarter Financial Statements	Investor Contact: John R. Barnett
investors@protectiveinsurance.com
(317) 429-2554

PROTECTIVE INSURANCE CORPORATION ANNOUNCES RESULTS FOR THE FIRST QUARTER 2021

Carmel, Indiana, May 6, 2021—Protective Insurance Corporation (NASDAQ: PTVCA, PTVCB) today reported first quarter net income of $12.9 million, or $0.90 per share, which compares to net loss of $22.2 million, or $1.56 per share, for the prior year’s first quarter.

Highlights for the first quarter of 2021 include:

•
Net premiums earned increased to $122.9 million in the first quarter of 2021 from $109.7 million in the first quarter of 2020, primarily as a result of rate increases achieved in most lines of business and existing business exposure growth in our commercial automobile products.

•	Accident Year combined ratio was 97.4% for the first quarter of 2021, an improvement of 6.8 points over the comparative 2020 period.

•	Realized and unrealized investment gains recognized through the statement of operations were $10.5 million (pre-tax) for the first quarter of 2021.

•
Book value per share increased $0.20 during the first quarter as positive net income was partially offset by fixed income losses recorded in comprehensive income.  Book value per share was $25.63 at March 31, 2021.

Jeremy Johnson, Protective’s Chief Executive Officer, said: "I’m pleased and proud of the continued improvements in our operating results. We are now well down the path to sustainable profitability and are focused on margin expansion while investing in technology and data to support our customers’ needs. We look forward to finalizing our acquisition by The Progressive Corporation and fully anticipate creating further value and opportunity for our customers, distribution partners and employees. This is an exciting new era for Protective."

Income from core business operations, before federal income tax, was $9.3 million for the first quarter of 2021 compared to income from core business operations, before federal income tax, of $2.6 million during the first quarter of 2020.

Gross premiums written for the first quarter of 2021 increased 8.2% to $145.1 million compared to $134.0 million written during the prior year period.  Net premiums earned for the first quarter of 2021 increased 12.0% to $122.9 million, compared to the prior year period.  The higher premiums are primarily the result of increased premiums related to rate increases achieved in most lines of business and existing business exposure growth in our commercial automobile line of business.

Underwriting operations produced an accident year combined ratio of 97.4% during the first quarter of 2021; an improvement when compared to an accident year combined ratio of 104.2% for the prior year period.  Excluding prior period development, the first quarter of 2021 accident year loss ratio was 67.7% which was a 6.9 point reduction from the first quarter 2020 loss ratio.  The reduction in the loss ratio and combined ratio reflects actions taken by the Company to improve underwriting results, including non-renewal of unprofitable business as well as significant rate increases in commercial automobile.  Additionally, given ongoing profitability challenges, the company discontinued writing public transportation business in the fourth quarter of 2020.

Prior period loss development was $0.8 million favorable for the quarter compared to flat development for the prior year quarter.  For the first quarter of 2021, we experienced favorable development in our commercial automobile liability line of business for more recent accident years due to better than expected reported loss development.

In our commercial automobile portfolio, the Company attained weighted average rate increases of 11.9% on premiums available for renewal during the first quarter of 2021.  Including other lines of business, rate change for the quarter totaled 5.2%, which is well above our view of loss cost trend and is contributing to our underwriting results improvement.

Commercial automobile products covered by our reinsurance treaties from July 3, 2013 through July 2, 2019 are subject to an unlimited aggregate stop-loss provision.  Currently each of these treaty years is reserved at or above the attachment level of these treaties.  For every $100 of additional loss, we are responsible only for our $25 retention.  Commercial automobile products covered by our reinsurance treaty from July 3, 2019 through July 2, 2020 are also subject to an unlimited aggregate stop-loss provision.  Once the aggregate stop-loss level is reached, for every $100 of additional loss, we are responsible for our $65 retention.  This increase in our retention compared to recent years reflects the combination of (1) a decreased need for stop-loss reinsurance protection resulting from a significant decrease in our commercial automobile subject limits profile, (2) a higher cost for this coverage and (3) our confidence in profitability improvements given the limit reductions and rate increases on our commercial automobile products.  Due to continued rate achievement in commercial automobile, improvements in mix of business and reductions to our limits profile we decided to non-renew this treaty for policies written after July 3, 2020.

Net investment income for the first quarter of 2021 decreased 26.7% to $5.3 million compared to $7.2 million in the prior year period.  The decrease reflected lower interest rates on cash and cash equivalent balances and lower interest rates on reinvestment partially offset by an increase in average funds invested compared to the first quarter of 2020.  Credit quality remains high with a weighted average rating of AA-, including cash.

Book value per share as of March 31, 2021 was $25.63, an increase of $0.20 per share during the first three months of 2021, after the payment of cash dividends to shareholders totaling $0.10 per share.

During the first quarter of 2021, total realized and unrealized investment losses (pre-tax) were $1.0 million.  The following table provides details related to our unrealized and realized investment gains (losses) during the three months ended March 31, 2021:

Three Months Ended March 31, 2021
Net realized gains on investment, including impairments, within statements of operations	$2,257
Net unrealized gains on equity securities and limited partnership investments within statements of operations	8,252
Net unrealized losses on fixed income securities recorded within other comprehensive loss	(11,495)
Total realized and unrealized investment losses (pre-tax)	$(986)

Our net income (loss), determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations.  The following table reconciles income (loss) before federal income tax expense (benefit) to underwriting loss, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended March 31
	2021	2020
Income (loss) before federal income tax expense (benefit)	$16,353	$(25,139)
Less: Net realized gains (losses) on investments	2,257	(4,827)
Less: Net unrealized gains (losses) - equity securities and limited partnerships	8,252	(22,929)
Less: Corporate charges included in Other operating expense	(3,474)	–
Income (loss) from core business operations	$9,318	$2,617
Less: Net investment income	5,306	7,236
Underwriting income (loss)	$4,012	$(4,619)

The Company uses the term income (loss) from core business operations, a non-GAAP financial measure, which is defined as income (loss) before federal income tax expense (benefit) excluding pre-tax realized and unrealized investment gains and losses.  This financial measure is used to evaluate the Company’s operating performance.  It separates out the recognition of realized investment gains and losses, and occurrence of unrealized gains and losses, that are often driven by market changes in security valuations versus operating decisions.

The combined ratios and the components, as presented herein, are commonly used in the property/casualty insurance industry and are applied to the Company’s GAAP underwriting results.

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q but do not include all of the information and footnotes as disclosed in the Company’s annual audited financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	March 31	December 31
	2021	2020
Assets
Investments [1]:
Fixed income securities (2021: $901,009; 2020: $894,468)	$914,949	$919,692
Equity securities	67,015	58,169
Limited partnerships, at equity	7,476	7,214
Commercial mortgage loans	10,866	10,602
Short-term [2]	1,000	1,000
	1,001,306	996,677
Cash and cash equivalents	95,566	58,301
Restricted cash and cash equivalents	11,538	12,128
Accounts receivable	96,200	100,921
Reinsurance recoverable	455,462	455,564
Other assets	91,839	90,256
Deferred federal income taxes	10,764	8,980
	$1,762,675	$1,722,827

Liabilities and shareholders' equity
Reserves for losses and loss expenses	$1,108,132	$1,089,669
Reserves for unearned premiums	59,049	63,731
Borrowings under line of credit	20,000	20,000
Accounts payable and other liabilities	205,265	185,579
Current federal income taxes	3,551	766
	1,395,997	1,359,745
Shareholders' equity:
Common stock-no par value	610	609
Additional paid-in capital	55,645	54,571
Accumulated other comprehensive income	12,766	21,759
Retained earnings	297,657	286,143
	366,678	363,082
	$1,762,675	$1,722,827

Number of common and common equivalent shares outstanding	14,308	14,278
Book value per outstanding share	$25.63	$25.43

1	2021 & 2020 cost in parentheses
2	Approximates cost

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31
	2021	2020
Revenues
Net premiums earned	$122,853	$109,659
Net investment income	5,306	7,236
Commissions and other income	1,858	1,663
Net realized gains (losses) on investments, excluding impairment losses	2,339	(4,787)
Impairment losses on investments	(82)	(40)
Net unrealized gains (losses) on equity securities and limited partnership investments	8,252	(22,929)
Net realized and unrealized gains (losses) on investments	10,509	(27,756)
	140,526	90,802
Expenses
Losses and loss expenses incurred	82,318	81,831
Other operating expenses	41,855	34,110
	124,173	115,941
Income (loss) before federal income tax expense (benefit)	16,353	(25,139)
Federal income tax expense (benefit)	3,415	(2,983)
Net income (loss)	$12,938	$(22,156)

Net income (loss) per share:
Basic	$.91	$(1.56)
Diluted	.90	(1.56)

Weighted average number of shares outstanding:
Basic	14,153	14,169
Dilutive effect of share equivalents	154	–
Diluted	14,307	14,169

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 31
	2021	2020
Net cash provided by (used in) operating activities	$20,911	$(1,312)
Investing activities:
Purchases of fixed income and equity securities	(92,719)	(82,641)
Proceeds from sales or maturities of fixed income securities	108,880	79,640
Proceeds from sales of equity securities	2,064	5,480
Purchase of commercial mortgage loans	(319)	(368)
Proceeds from commercial mortgage loans	54	72
Distributions from limited partnerships	186	14,636
Other investing activities	(1,046)	(369)
Net cash provided by investing activities	17,100	16,450
Financing activities:
Dividends paid to shareholders	(1,424)	(1,426)
Repurchase of common shares	–	(1,782)
Net cash used in financing activities	(1,424)	(3,208)

Effect of foreign exchange rates on cash and cash equivalents	88	(687)

Increase in cash, cash equivalents and restricted cash and cash equivalents	36,675	11,243
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	70,429	88,888
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$107,104	$100,131

Financial Highlights (unaudited)
Protective Insurance Corporation and Subsidiaries
(In thousands, except share and per share data)

	Three Months Ended
	March 31
	2021	2020

Book value per share beginning of period	$25.43	$25.51
Book value per share end of period	25.63	21.53
Change in book value per share	$0.20	$(3.98)
Dividends paid	0.10	0.10
Change in book value per share plus dividends paid	$0.30	$(3.88)
Total value creation [1]	1.2%	NM

Return on average shareholders' equity:
Average shareholders' equity	364,880	334,850

Net income (loss)	12,938	(22,156)
Less: Tax valuation allowance recognized in net income (loss)	–	(2,306)
Less: Net realized and unrealized gains (losses) on investments, net of tax	8,302	(21,927)
Less: Corporate charges included in Other operating expenses, net of tax [3]	(2,744)	–
Income from core business operations, net of tax	7,380	2,077

Return on net income (loss)	3.5%	NM
Return on income from core business operations, net of tax	2.0%	0.6%

Loss and LAE expenses incurred	$82,318	$81,831
Less: Prior period loss development	(825)	(8)
Loss and LAE expenses incurred, less prior period loss development	$83,143	$81,839
Net premiums earned	122,853	109,659
Accident year loss and LAE ratio	67.7%	74.6%

Other operating expenses	$41,855	$34,110
Less: Commissions and other income	1,858	1,663
Less: Corporate charges [2]	3,474	–
Other operating expenses, excluding corporate charges, less commissions and other income	$36,523	$32,447
Net premiums earned	122,853	109,659
Expense ratio	29.7%	29.6%

Accident year combined ratio [3]	97.4%	104.2%

Gross premiums written	$145,056	$134,006
Net premiums written	118,827	109,234

1	Total Value Creation equals change in book value plus dividends paid, divided by beginning book value.
2	Represents the corporate charges incurred in conjunction with the activities of the special committee of the Board of Directors related to the merger with Progressive.
3
The accident year combined ratio is calculated as ratio of losses and loss expenses incurred, excluding prior period development, plus other operating expenses excluding corporate charges, less commission and other income to net premiums earned.